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FORM 4                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|_|  CHECK THIS BOX IF NO LONGER                       WASHINGTON, D.C. 20549
     SUBJECT TO SECTION 16.  FORM
     4 OR FORM 5 OBLIGATIONS MAY             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     CONTINUE.  SEE INSTRUCTION
     1(B).                     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------ ------------------------------------------- ---------------------------------------------------
1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading        6. Relationship of Reporting Person to
   Person*                              Symbol                                      Issuer
                                                                                           (Check all applicable)
   NEW YORK BLOOD CENTER, INC.          V.I. TECHNOLOGIES, INC. (VITX)
                                                                                            Director         X   10% Owner
------------------------------------ -----------------------------------------        -----                -----
   (Last)     (First)     (Middle)   3. IRS or Social        4. Statement for               Officer (give        Other (specify
                                        Security Number         Month/Year            ----- title below)   ----- below)
     310 EAST 67TH STREET               of Reporting Person,
                                        if an entity            AUGUST 2001                 ---------------------------
                                        (Voluntary)

------------------------------------ ----------------------- ------------------- ---------------------------------------------------
           (Street)                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                Date of Original    (Check Applicable Line)
     NEW YORK  NEW YORK  10021-6295                                                 X   Form filed by One Reporting Person
------------------------------------                                               ---
     (City)    (State)   (Zip)                                                          Form filed by More than One Reporting Person
                                                                                   ---
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                                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security                2.Trans-  3.Trans-   4.Securities Acquired  5.Amount of   6.Ownership  7. Nature of
    (Instr. 3)                         action    action     (A)or Disposed of      Securities    Form:         Indirect
                                       Date      Code       (D)(Instr.3,4 and 5)   Beneficially  Direct (D)    Beneficial
                                                 (Instr. 8)                        Owned at      or Indirect   Ownership
                                       (Month/                                     End of Month
                                      Day/Year)
                                                --------------------------------
                                                                      (A)          (Instr. 3     (I)
                                                                      or           and 4)        (Instr. 4)    (Inst. 4)
                                                 Code   V    Amount   (D)  Price
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
         COMMON STOCK                 08/16/01    S          75,000    D   $8.90    2,359,704        D
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* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.Title of Derivative 2.Conver-  3.Trans- 4.Transac- 5.Number of   6.Date        7.Title and 8.Price  9.Number 10.Owner- 11.Nature
 Security (Instr. 3)    sion       action   tion       Deriv-        Exercisable   Amount of   of       of        ship      of
                        or         Date     Code       ative         and           Under-      Deriv-   Deriv-    Form of   Indirect
                        Exercise   (Month/  (Instr.    Securities    Expiration    lying       ative    ative     Deriv-    Benefi-
                        Price      Day/     8)         Acquired (A)  Date          Secur-      Secur-   Secur-    ative     cial
                        of         Year)               or Disposed   (Month/Day/   ities       ity      ities     Secur-    Owner-
                        Deriv-                         of (D)        Year)         (Instr.     (Instr.  Bene-     ity:      ship
                        ative                          (Instr. 3,                  3 and 4)    5)       ficially  Direct    (Instr.
                        Security                       4 and 5)                                         Owned at  (D)or     4)
                                                                                                        End of    Indirect
                                                                                                        Month     (I)
                                                                                                        (Instr.   (Instr.
                                                                                                        4)        4)
                                                                   ---------------------------
                                                                                        Amount
                                                                   Date    Expira-      or
                                                                   Exer-   tion   Title Number
                                                                   cisable Date         of
                                          ------------------------                      Shares
                                           Code    V    (A)   (D)
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

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Explanation of Responses:
Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                                          NEW YORK BLOOD CENTER, INC.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).     By:/s/ LARRY HANNIGAN      September 10, 2001
                                                                                          ----------------------  -----------------
** Intentional misstatements or omissions of facts constitute Federal                   Name: Larry Hannigan            Date
Criminal Violations.                                                                    Title: Chief Financial Officer
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.
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